Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES

2013 THIRD QUARTER AND NINE MONTHS OPERATING AND FINANCIAL RESULTS

Company has increased gross leasable area to

988,029 square feet from 348,490 square feet since November 2012 IPO

Virginia Beach, VA – November 14, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), today reported operating and financial results for its three and nine month periods ended September 30, 2013.

Operating Highlights

•	At September 30, 2013, Wheeler’s portfolio consists of fifteen properties, including ten retail shopping centers, four free-standing retail properties, and one office property, totaling 982,429 net rentable square feet.

•	In the nine month period of 2013, Wheeler acquired 512,079 square feet of gross leasable area for an aggregate acquisition value of $45.4 million.

•	95.0% of Wheeler’s portfolio was leased as of September 30, 2013.

•	During the nine month period, the Company’s Board of Directors declared monthly cash dividends of approximately $0.035 per share. On an annualized basis, this amounts to a dividend of $0.42 per common share, or a 10.1% dividend yield based on the November 13, 2013 closing price of $4.14 per share.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “We continue to expand our portfolio while maintaining high occupancy levels. During the third quarter, we acquired an additional three assets, increasing our property portfolio by over 437,000 square feet and expanding the Company’s geographic footprint into seven states across the mid-Atlantic and Southeastern region of the US. These properties fit our acquisition criteria of ‘necessity retail’ shopping centers in secondary and tertiary markets. We continue to focus on buying at attractive discounts to replacement cost while also adding a strong management component to each Wheeler property. Throughout our Company’s history we have taken a proactive approach to working with our tenants to help improve their business, which in turn helps Wheeler increase the revenue potential at each of its locations. We continue to report industry-leading occupancy rates, with over 95% of our entire portfolio currently leased. This is a testament to the hard work and dedication of all of Wheeler’s associates at every level, and we feel our Company has a team in place to grow even further.”

Mr. Wheeler concluded, “We continue to see a robust pipeline of acquisition opportunities at favorable prices in the markets Wheeler is targeting. A significant amount of the commercial mortgage backed securities issued between the periods of 2005-2007 are expected to mature in the coming years. We believe that many of the owners of the properties

Wheeler Real Estate Investment Trust, Inc.	Page 2
November 14, 2013

subject to these loans are highly leveraged, with exceedingly limited access to capital and re-financing options. We feel this is a unique opportunity for our company to not only ‘buy well’, but to also add enhanced management value to properties that have likely been neglected under prior ownership. With our access to financial markets, we expect to capitalize on this opportunity and continue to grow our company at a rate that will maximize the Company’s return and create value for our shareholders. We look forward to keeping everyone apprised of our progress.”

Acquisition Activity

During the third quarter, Wheeler acquired three shopping centers in Florida, Tennessee, and Oklahoma for a combined acquisition value of $34.8 million. These properties include:

•	Tampa Festival Shopping Center, a 141,628 square foot grocery-anchored shopping center located in Tampa, Florida purchased for approximately $11.85 million. The property is 96% occupied and is anchored by a Winn Dixie grocery store.

•	Forrest Gallery Shopping Center, a 214,451 square foot shopping center located in Tullahoma, Tennessee with a purchase price of approximately $11.5 million. The property is 91% occupied and is anchored by a 48,780 square foot Kroger grocery store.

•	Reasor’s Jenks Shopping Center, an 81,000 square foot shopping center located in Jenks, Oklahoma for a purchase price of approximately $11.4 million. The property is 100% occupied by a Reasor’s Foods grocery store.

Subsequent to the third quarter, the Company acquired a 5,600 square foot free-standing building located in the Fairfield Shopping Center in Virginia Beach, Virginia for a purchase price of approximately $1.39 million. The property is 100% leased by Starbucks Coffee and Verizon Wireless.

Portfolio Summary

Property Overview (at 11/14/2013)
Property	Location	Year Built/Renovated	GLA	% Leased
Amscot Building	Tampa, FL	2004	2,500	100%
Bixby Commons	Bixby, Oklahoma	2011	75,000	100%
Forrest Gallery	Tullahoma, OK	1987	214,451	91%
Harps Food Store	Grove, OK	2012	31,500	100%
Lumber River Village	Lumberton, NC	1985/1997-98/2004	66,781	100%
Monarch Bank	Virginia Beach, VA	2002	3,620	100%
Perimeter Square	Tulsa, OK	1982-1983	58,277	95.7%
Reasor’s Jenks	Jenks, OK	2011	81,000	100%
Riversedge North	Virginia Beach, VA	2007	10,550	100%
Shoppes at TJ Maxx	Richmond, VA	1982/1999	93,552	90.6%
Starbucks / Verizon	Virginia Beach, VA	1985/2012	5,600	100%
Surrey Plaza	Hawkinsville, GA	1993	42,680	100%
Tampa Festival	Tampa, FL	1965/2009/2012	141,628	96%
The Shoppes at Eagle Harbor	Carrollton, VA	2009	23,303	100%
Twin City Crossing	Batesburg-Leesville, SC	1998/2002	47,680	100%
Walnut Hill Plaza	Petersburg, VA	1959/2006/2008	89,907	82.7%

Totals			988,029	95.2%

Wheeler Real Estate Investment Trust, Inc.	Page 3
November 14, 2013

Operational Review

•	For the nine months ended September 30, 2013, Wheeler signed eleven renewal leases totaling approximately 49,468 square feet.

•	The Company entered into one relocation and expansion agreement that resulted in a $1.76 decrease in the tenants’ rent per square foot but will amount to a $17,000 annual increase in rental revenue for the property. The Company believes this is an example of working closely with tenants to help to grow their business while also improving the property value.

•	Approximately 6.87% of Wheeler’s gross leasable area is subject to leases that expire during the twelve months ending September 30, 2014. Based on recent market trends, the Company believes that these leases will be renewed at amounts and terms comparable to existing lease agreements.

•	The Company’s fixed-rate mortgage total was $66.8 million at September 30, 2013, compared to $31.8 million on December 31, 2012. Wheeler’s weighted average interest rate and term of the Company’s fixed-rate debt was 4.77% and 5.39 years, respectively, at September 30, 2013, compared to 5.70% and 2.57 years, respectively, at December 31, 2012.

Financial Review

•	Wheeler reported Funds from Operations (“FFO”) for the three month period ended September 30, 2013 of negative $1.6 million, or negative $0.35 per basic and diluted share, compared to negative $181,209, or a loss of $0.05 per basic and diluted share, in the prior year comparable period. Wheeler’s reported results for the three month period included approximately $2.2 million of expenses related to the Company’s property acquisitions and legal matters.

•	For the nine months ended September 30, 2013, FFO was negative $2.2 million, or negative $0.46 per basic and diluted share, as compared to negative $209,072, or negative $0.06 per basic and diluted share, for the same period of the prior year. Wheeler’s reported results for the nine month period included approximately $3.2 million of expenses related to the Company’s property acquisitions and legal matters.

•	Excluding the impact of acquisition and legal related costs, total FFO for the three and nine months ended September 30, 2013 would have been approximately $543,202 and $994,343, respectively.

•	Total revenue for the third quarter of 2013 was $2.0 million, compared to $488,727 in the prior year comparable period.

•	For the nine months ended September 30, 2013, total revenue increased to $5.2 million from $1.5 million in the comparable period of the prior year.

•	Property net operating income (“NOI”) was $1.6 million for the quarter ended September 30, 2013, compared to $371,241 in the prior year comparable period. Only a partial quarter of operations are included for the August and September 2013 acquisitions, which include the following properties: Tampa Festival, Forrest Gallery and Reasor’s Jenks.

Wheeler Real Estate Investment Trust, Inc.	Page 4
November 14, 2013

•	For the nine months ended September 30, 2013, property NOI was $4.3 million, compared to $1.2 million in the prior year period. NOI for the first nine months of 2013 include full periods of operations for the 11 properties acquired prior to December 31, 2012 and partial results of operations for the 2013 acquisitions which consist of Bixby Commons (June 2013), Tampa Festival and Forrest Gallery (August 2013), and Reasor’s Jenks (September 2013).

•	Net loss attributable to Wheeler REIT for common stockholders for the third quarter 2013 was $1.8 million, or $0.38 per basic and diluted share, compared to a net loss of $366,142, or $0.11 per basic and diluted share, during the comparable 2012 period.

•	For the nine months ended September 30, 2013, net loss attributable to Wheeler REIT for common stockholders was $3.5 million, or $0.93 per basic and diluted share, compared to a net loss of $765,524, or $0.23 per basic and diluted share, during the comparable 2012 period.

2013 Dividend Distribution

•	For the three month and nine month period ended September 30, 2013, the Company has distributed $989,705 and $1.9 million, respectively, to holders of common shares and common units.

Announce Date	Record Date	Pay Date	Amount	Frequency
8/16/2013	8/31/2013	9/30/2013	0.035	Monthly
7/18/2013	7/31/2013	8/31/2013	0.035	Monthly
6/18/2013	6/30/2013	7/31/2013	0.035	Monthly
5/17/2013	5/31/2013	6/30/2013	0.035	Monthly
4/16/2013	4/30/2013	5/31/2013	0.035	Monthly
3/15/2013	3/31/2013	4/30/2013	0.035	Monthly
2/19/2013	3/1/2013	3/31/2013	0.035	Monthly
1/16/2013	2/1/2013	2/28/2013	0.035	Monthly

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, the Company specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler and its properties can be found at its corporate website: www.whlr.us.

Financial Information

Additional information about Wheeler, including a copy of Wheeler’s Quarterly Report on Form 10-Q which includes the Company’s consolidated financial statements and Management’s Discussion & Analysis, will be available upon filing via the U.S. Securities and Exchange Commission website (www.sec.gov) or through Wheeler’s website at www.whlr.us.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. Wheeler considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which

Wheeler Real Estate Investment Trust, Inc.	Page 5
November 14, 2013

present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the operating performance of the Company’s real estate assets. These items include, but are not limited to, non-recurring expenses, legal settlements, legal and professional fees, and acquisition costs. Management uses Core FFO, which is a non-GAAP financial measure, to exclude such items. Management believes that reporting Core FFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. A reconciliation of non-GAAP financial measures is included in the accompanying financial tables.

Forward-Looking Statement

This press release contains forward-looking statements, including (i) discussion and analysis of our financial condition, (ii) anticipated capital expenditures required to complete projects, (iii) amounts of anticipated cash distributions to the Company’s shareholders in the future (iv) the availability of financing options to other market participants and (v) other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect management’s view only as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this press release include:

•	the imposition of federal taxes if the Company fails to qualify as a REIT in any taxable year or opts to forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Virginia, Florida, Georgia, South Carolina, North Carolina, New Jersey, Tennessee, or Oklahoma;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	litigation risks;

Wheeler Real Estate Investment Trust, Inc.	Page 6
November 14, 2013

•	lease-up risks;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Wheeler Real Estate Investment Trust, Inc.	Page 7
November 14, 2013

Wheeler Real Estate Investment Trust

Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUE:
Rental revenues	$1,806,118	$402,061	$4,624,612	$1,198,852
Other revenues	170,334	86,666	598,736	305,534

Total Revenue	1,976,452	488,727	5,223,348	1,504,386

OPERATING EXPENSES:
Property operations	383,276	117,486	968,846	332,308
Depreciation and amortization	872,213	184,933	2,204,899	556,452
Provision for credit losses	32,017	—	69,920	—
Corporate general & administrative	2,609,726	354,401	4,766,293	787,654

Total Operating Expenses	3,897,232	656,820	8,009,958	1,676,414

Operating Loss	(1,920,780)	(168,093)	(2,786,610)	(172,028)

Interest expense	(592,231)	(198,049)	(1,587,946)	(593,496)

Net Loss	(2,513,011)	(366,142)	(4,374,556)	(765,524)

Less: Net loss attributable to noncontrolling interests	(793,360)	—	(950,264)	—

Net Loss Attributable to Wheeler REIT	(1,719,651)	(366,142)	(3,424,292)	(765,524)

Preferred stock dividends	(79,049)	—	(101,549)	—

Net Loss Attributable to Wheeler REIT
Common Shareholders	$(1,798,700)	$(366,142)	$(3,525,841)	$(765,524)

Loss per share:
Basic and Diluted	$(0.38)	$(0.11)	$(0.93)	$(0.23)

Weighted-average number of shares:
Basic and Diluted	4,715,382	3,301,502	3,777,974	3,301,502

Wheeler Real Estate Investment Trust, Inc.	Page 8
November 14, 2013

Wheeler Real Estate Investment Trust

Consolidated Balance Sheets

	September 30,	December 31,
	2013	2012
	(unaudited)
ASSETS:
Investment properties, net	$83,558,017	$43,345,665
Cash and cash equivalents	1,821,057	2,053,192
Rents and other tenant receivables, net	903,085	761,114
Deferred costs and other assets, net	12,801,743	6,527,906

Total Assets	$99,083,902	$52,687,877

LIABILITIES:
Mortgages and other indebtedness	$66,781,304	$31,843,503
Below market lease intangible, net	3,969,073	3,673,019
Accounts payable, accrued expenses and other liabilities	2,670,835	938,896

Total Liabilities	73,421,212	36,455,418

Commitments and contingencies	—	—

EQUITY:
Series A preferred stock (no par value, 500,000 shares authorized, 1,809 and no shares issued and outstanding, respectively)	1,458,050	—
Common stock ($0.01 par value, 75,000,000 and 15,000,000 shares authorized, 7,121,000 and 3,301,502 shares issued and outstanding, respectively	71,210	33,015
Additional paid-in capital	28,118,189	14,097,453
Accumulated deficit	(10,276,279)	(5,443,099)

Total Shareholders’ Equity	19,371,170	8,687,369
Noncontrolling interests	6,291,520	7,545,090

Total Equity	25,662,690	16,232,459

Total Liabilities and Equity	$99,083,902	$52,687,877

Wheeler Real Estate Investment Trust, Inc.	Page 9
November 14, 2013

Wheeler Real Estate Investment Trust

Funds From Operations (FFO)

	Three Months Ended September 30, 2013
	Same Stores		New Stores		Total		Period Over Period Changes
	2013	2012	2013	2012	2013	2012	$	%

Net income (loss)	$(521,678)	$(366,142)	$(1,991,333)	$—	$(2,513,011)	$(366,142)	$(2,146,869)	(586.35%)

Depreciation of real estate assets	113,519	184,933	758,694	—	872,213	184,933	687,280	371.64%

Total FFO	$(408,159)	$(181,209)	$(1,232,639)	$—	$(1,640,798)	$(181,209)	$(1,459,589)	(805.47%)

	Nine Months Ended September 30, 2013
	Same Stores		New Stores		Total		Period Over Period Changes
	2013	2012	2013	2012	2013	2012	$	%

Net income (loss)	$(1,727,898)	$(765,524)	$(2,646,658)	$—	$(4,374,556)	$(765,524)	$(3,609,032)	(471.45%)

Depreciation of real estate assets	365,568	556,452	1,839,331	—	2,204,899	556,452	1,648,447	296.24%

Total FFO	$(1,362,330)	$(209,072)	$(807,327)	$—	$(2,169,657)	$(209,072)	$(1,960,585)	(937.76%)

Wheeler Real Estate Investment Trust

Core Funds From Operations (Core FFO)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Total FFO	$(1,640,798)	$(181,209)	$(2,169,657)	$(209,072)

Acquisition fees	1,107,000	—	1,425,000	—

Legal and accounting costs for acquisitions	221,000	155,000	616,000	567,000

Perimeter legal accrual	—	—	267,000	—

Harp’s legal accrual	856,000	—	856,000	—

Total Core FFO	$543,202	$(26,209)	$994,343	$357,928